LICENSE AGREEMENT ON
PANG PANG TERRIBLE

2007. 02. 23

JOYTOTO CO., Ltd.
JOYTOTO AMERICA, INC.

This is a license agreement on Licensor’s Casual Game, Pang Pang Terrible(herein after “Pang Pang Terrible”), where this agreement is entered between JOYTOTO CO., LTD., the Licensor, a KOREAN company organized and existing under the laws of the Republic of Korea, having its principal office at 3FL. sungwoo Bldg, 717-3 SooSeo-dong, Kangnam-Gu, Seoul, Korea 135-220, and JOYTOTO AMERICA, INC., the Licensee, a American company organized and existing under the laws of USA, having its principal office at 3000 Scott Blvd, Suite #201 Santa Clara CA 95054.

---MEMO---

1.	Material:	Pang Pang Terrible
2.	Condition:	Exclusive THREE (3) Year License Agreement on Signing
3.	Amount:	FOUR HUNDRED THOUSAND US DOLLARS (US$400,000)
4.	Revenue Share:	30% of net sales
5.	Install Location:	USA

2007.01.26

JOYTOTO CO., LTD.
3FL. sungwoo Bldg, 717-3 SooSeo-dong, Kangnam-Gu, Seoul, Korea 135-220
Signature: ___________________________
Company Representative: Cho, Seong Sam
Country: REPUBLIC OF KOREA

JOYTOTO AMERICA,INC.
3000 Scott Blvd, Suite #201 Santa Clara CA 95054
Signature: ___________________________
Company Representative: James Lee
Country: United Sates of America

- Section 1 General Terms -

RECITALS

Whereas, Licensor possesses rights to a certain Game Title, which it refers to as “Pang Pang Terrible”; and the Licensor should have the ownership of such software or have the right to sub-license. Whereas, Licensee desires to license such certain Game Title for operating online game service in the Territory and Licensor is willing to grant to Licensee an exclusive license for such purposes on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:

Clause 1 (Purpose)
The following agreement is to provide and supply Game from the Licensor to the Licensee where Licensor possesses the rights to Pang Pang Terrible. The purpose of the agreement herein is to specify responsibilities, rights, and the specific license terms and conditions for both participating parties.

Clause 2 (Cooperation)
Licensor and Licensee will cooperate and aid each other to mutually benefit in good faith and sincerity with regards to the Beta Service & Commercial Service of Game mentioned herein.

Clause 3 (Agreement Territory)
The Agreement Territory for the servicing of Game received by Licensee and provided by Licensor shall be within the boundaries of the USA.

Clause 4 (Definitions)
In this Agreement, otherwise stated elsewhere, all definitions of the terms used in this Agreement are as follows.
1.	“Licensor” represents JOYTOTO CO., LTD. who has the rights of Pang Pang Terrible, where the Licensor shall supply Pang Pang Terrible for the Licensee.
2.	“Licensee” represents JOYTOTO AMERICA, INC. where Licensee acknowledges the right to service Pang Pang Terrible within the Agreement Territory.
3.	“Game Title” represents one CASUAL game, Pang Pang Terrible, which the Licensor has developed or possesses the rights to (hereinafter “Pang Pang Terrible”)
4.	“Server Software” represents the program which manages the Client Software which is the platform of the game title
5.	“Client Software” represents game title programs which connects the server software and the users by creating a servicing environment (hereinafter “Client Software”).
6.
“Agreement Territory” represents the Territory which Licensor approves the Licensee to service Game where the boundary of this Territory is limited to the region of USA (hereinafter “Agreement Territory”).

7.
“Service” represents the Licensee servicing Game to the general public within the agreement Territory with marketing, advertisement, free services, and pay services, where the Licensor has provided and granted the servicing rights of Pang Pang Terrible in the Agreement Territory.

8.
“Localization” means that the Game Title shall be translated into the language which is used in the Agreement Territory for servicing purpose, and some materials shall be adjusted accordingly, considering the culture differences of the servicing territory, also, in addition to any technical support that is needed by the servicing party shall be provided.

9.	“Web Page Operation” represents the visual operation of each web page, which includes the program coding and the graphic design process (hereinafter “Web Page Operation”)
10.	“User” means the end-users who will connect to the Server Software through the internet to play “Pang Pang Terrible” in the Territory and is consisted of “Free Users” and “Pay Users”
11.	“Free Service” means the test purposed service operation before the Pay Service Date.
12.	“Pay Users” consists of all users using the game service and paying a fee to use such services provided by Pang Pang Terrible.
13.	“Users DB” consists of all specific user information obtained by registered users and the Log Data created from the using Pang Pang Terrible.
14.	“Open Beta Service Date” means the date when Pang Pang Terrible test services including advertisement will be launched to serve the general public.
15.	“Pay Service Date” represents the date when the Pay Service is commenced to serve the general public after the Service Date of Pang Pang Terrible within the agreement Territory.
16.
“Maintenance & Repair” represents general updates and patches with regards to the maintenance of Game after the Service Date. Licensor shall provide Maintenance and Repair orientation for the employee’s of the Licensee so that Licensee may provide basic maintenance for Game itself. The training for the Maintenance & Repair shall be conducted before the Open Beta Service Date. The main responsibility for the Maintenance & Repair for the game title serviced within the agreement Territory shall be responsible by the maintenance & repair personnel working for the Licensee who will be trained by the Licensor, and the Licensor shall provide problem solving support by any mode or technical support via email. The obligation of the Maintenance & Repair by the Licensor is limited to and will not exceed the boundaries of the initial contents provided by the Licensor for the Licensee.

17.
“Licensed Materials” represents the graphic materials and introduction documents of Game which are to be used for advertising and marketing of the game title, where such materials are authorized for use by the Licensor and provided to the Licensee.

18.
“Licensed Programs” represents the game title and server & client software for the which are granted for servicing purposes to the Licensee by the Licensor, where the Licensee may only use these programs for the sole purpose of servicing Game.

19.
“Royalty” represents the receivable royalty payments from the Licensee to the Licensor in order to compensate for the Maintenance & Repairs services provided by the Licensor during the agreement period.

20.	“Gross Sales” represents the aggregate total sales generated by Pang Pang Terrible which is provided by the Licensor for the Licensee.
21.	“Net Sales” represents the total sales amount which billings & service fees (15% fixed rate of Gross Sales amount) are subtracted from Gross Sales.
22.	“Secondary Copyright Proprietorship” represents all copyright ownership of Game that have been modified which are derivations of the original game title provided by the Licensor to the Licensee.
27.	“Trademark Rights” represents rights of the Game for Korean, and English name and/or title including but not limited to writings.
28.	“Character” represents the graphic avatar represented in Pang Pang Terrible.

- Section 2 Grant of License -

Clause 5 (Grant of License)
The Licensor hereby grants the Licensee an exclusive license to use Game, the server software, the client software, and additional programs and trademarks related to Game for THREE (3) Years after signing the Contract Agreement herein.

Clause 6 (Trademarks)
1.	The Licensee is granted by the Licensor to advertise and promote Game by using the service mark, trademark, logo, slogan, characters, and any other additional implied trademarks.
2.
Trademark registration of Game or regarding any localized version of Game and/or derivative version of Game shall be registered in the Licensor’s name where the Licensee shall provide necessary help in obtaining such trademarks. If Game or such derivative version of the game title has been registered in the English Language, the trademarks shall be solely owned by the Licensor. However, the Licensee may use the registered trademarks and the domain freely during the duration of the Agreement period.

Clause 7 (Production of Copies)
1.
The Licensee may not produce or reproduce copies of the server software, Administration manuals, master CDs and etc that are directly or indirectly related to the Game. The Licensee may not make any copies of the Licensor’s tangible and intangible intellectual properties and/or assets.

2.
If such copies of related materials are needed, the Licensee may only obtain through the consent of the Licensor in written notice. All related materials are considered secret where no material shall be given to any other 3rd party.

3.
If the above clause 7.1 and/or clause 7.2 are in breach, the Licensee is held responsible for the damages where the Licensor may terminated the Agreement herein immediately without notice to the pursuant party.

4.
The distribution of the client software for marketing purposes is allowed, however; additional materials for the use of marketing Game in the agreement territory shall be aggressively supported by the Licensor. Moreover, such created marketing materials by the Licensee shall be sent to the Licensor for confirmation purposes.

Clause 8 (Grant of Reuse)
The Licensee may not reveal any information of the contract agreement herein and may not transfer the rights to use the trademarks to any other 3rd party. If the Licensee is in breach of such clause then the Licensee is held responsible for the damages where the Licensor may terminated the Agreement herein immediately without notice to the pursuant party.

Clause 9 (License Territory, License Type, License Period)
1.	The license that are granted by the Licensor to the Licensee is as follows.

A.	License Territory: USA
B.	License Type: Exclusive Usage License
C.	License Period: THREE (3) Years from commercial service date

- Section 3 Payment Details -

Clause 10 (Agreement Amount & Payment Period)
1.	The Installation Fee of Pang Pang Terrible in the agreement territory is FOUR HUNDRED THOUSAND US DOLLARS (US$400,000)
2.
The payment shall be provided to the Licensor in the following manner: FOUR HUNDRED THOUSAND US Dollars (US$ 400,000) is due and shall be wire-transferred to the Licensor’s designated account within 30 days after contract signing.

Clause 11 (Royalty, Payment & Billing Method)
1.
Royalty Fee is a compensation for the continuous support by the Licensor which is excluded from the installation fee of Game. This payment consists of the 30% of the Net Sales earned by the licensee from servicing Game in the Agreement Territory by charging the Pay Users, where this Royalty Fee shall be paid by the Licensee to the Licensor during the entire Agreement Period

2.
The Licensee shall settle Royalty accounts and notify the Licensor of the amount of Royalty paid; this information will be sent to the Licensor by facsimile or by email on the last day of each 1 months. Royalty fee shall be paid every 1 month and if the last date of a certain month is considered a national holiday or is a non-business day, then notification and the settlement of account shall be made on the following day. The Licensee agrees to pay the royalties to the designated bank account by the Licensor within 3 month from its original revenue generation date.

3.	In order to fully verify the exact amount, the Licensor shall be granted rights for the use of the Billing DB account of the Pang Pang Terrible.

Clause 12 (Compensation for Delay of Payment)
1.
If the Licensee fails to make payments regarding the payment schedule and amount set forth in clause 10 and 11 herein, the Agreement shall be terminated immediately. Starting from the following day until the actual payment date, the Licensee will compensate the Licensor according to any Korean law (18% annual interest rate) applicable to such compensation for delay of payment

2.	If the delay of payment exceeds a period of sixty (60) days, the contract agreement may be terminated by the Licensor without notice.

Clause 13 (Payment Transfer)
1.	All payments and wire transfers shall be done in American Dollars to the designated bank account by the Licensor.
2.	Licensor shall send out the original copy of detailed invoice and Bank Information each month to the Licensee via postal service.

Clause 14 (Applicable Taxes)
1.
All payments made by the Licensee to the Licensor including installation and the Royalty fees do not include any taxes. The Licensor is not responsible for any charges or taxes that may applicable to any payment from the Licensee, including but not limited to sales, use, property, license, value-added, franchise, income, withholding or similar taxes, customs or other import duties other than taxes imposed on the payment to the Licensor by Korean government based on Licensor’s net income. When such tax payments have been paid by the Licensee, Licensee agrees to send the official tax receipt(s) to the Licensor promptly.

2.
The Licensee hereby agrees to be responsible of all costs and necessary actions needed to satisfy the Licensor’s demands on applicable usage fees, payments, and transfers, also including registering related materials set forth in this agreement. Both parties, the Licensee and the Licensor, shall be liable for the cost of sending required notifications, reporting and submitting of related materials to the pursuant party.

- Section 4 Reporting & Record Inspection -

Clause 15 (Reporting Responsibilities & Preservation)
1.
When the Licensee makes Royalty payments for the Licensor, the Licensee is required to supply finance documents stating Gross Sales calculations of Pang Pang Terrible as well as service & server management details.

2.	Also, the Licensee is responsible to keep and record all Royalty payments made for the Licensor.
3.	The Licensee will supply the Licensor with a User DB and Billing DB account where there is information on usage time and added costs, and all other calculations of royalty payment for each month.
4.	The Licensee shall notify the Licensor immediately in case there is any change in the server installment location or the number of servers.

Clause 16 (Inspection)
1.
The Licensor retains the right to conduct an audit or hold an actual inspection, if required, regarding the Gross Sales which consists of the servicing of Pang Pang Terrible in order to verify and confirm the details of the server management and financial documents provided to the Licensor by the Licensee.

2.
If the results obtained by the Licensor during such inspection are confirmed to be different from the truth then the Licensor may demand such damage compensation from the Licensee. Regarding clause 16.1, if such difference in information provided originally by the Licensee for the Licensor is less than 3% from the original information provided, then all costs for such an inspection shall be responsible by the Licensor. Moreover, if such difference in information provided originally by the Licensee for the Licensor is more than 3% compared to the original information provided by the Licensee, then all costs for such an inspection shall be responsible by the Licensee.

- Section 5 Delivery & Receipt of Materials -

Clause 17 (Method of Delivery)
1.	The Licensor shall install Pang Pang Terrible in the agreement territory with the assistance of the Licensee.
2.	The Licensor shall install Pang Pang Terrible including server numbers and hardware devices in Korea and Licensee move these items to the USA for service operation.

Clause 18 (Costs)
1.	The Licensor shall responsible for the development of localization
2.	The Licensee will provide all necessary cost and fees when Licensor’s employees need to travel to Licensee’s region for any support.

- Section 6 Technical Support & Training -

Clause 19 (Maintenance & Upgrade)
1.	The maintenance and repair period of the game title by the Licensor is THREE (3) years.
2.	The Licensor shall immediately act to maintain and repair the server software and client software with regards to the individual contracts during the duration of the contract.

Clause 20 (Hacking)
1.	The Licensee shall protect and prevent the hacking of the service of Game provided by the Licensor in the best possible way known.
2.	The Licensee shall notify the Licensor immediately in finding any such hacking incidents and specific outcomes of such hacking incidents by using Fax or electronic mail (e-mail).
3.	Licensor shall undertake the necessary technical support and updates to troubleshoot such hacking activities.
4.	The Licensee shall always be aware of such hacking intrusions where the Licensee is responsible for such hacking intrusions if and when it occurs.
5.	The Licensor shall take extra care to observing the Hacking Quarantine Filtering and Patch Programs. The Licensor shall also analyze various Log Records of Game to confirm no issues would arise.
6.	If there are hacking issues due to a fatal error of the game software, resolving such issues shall be mutually agreed by both participating parties at a later time.
7.
The Licensee shall be aware of and prevent any in-house personnel hacking in the agreement territory regarding the game title which the Licensor has provided. If there are any losses and damages made by such hacking intrusions, all responsibilities of losses are borne by the Licensee.

- Section 7 Rights & Responsibilities of Licensor and Licensee -

Clause 21 (Licensee’s Rights and Responsibilities)
1.
“The Licensee may not make copies or derivative copies of Game. The Licensee may not supply tangible or intangible properties with regards to Game or any intellectual properties of Game to any third party without the written consent of the Licensor. The distribution of the client software for marketing purposes is allowed, however; additional materials for the use of marketing Game in the agreement territory shall be supported aggressively by the Licensor. Moreover, such created marketing materials by the Licensee shall be sent to the Licensor for confirmation purposes.

2.
The Licensee shall decide the number of servers and its location within the agreement territory. The Licensee will also provide at their own expense the cost and expenses for server hardware equipment, Internet broadband, and appropriate network equipment for the purpose of servicing in the Agreement Territory.

3.
The Licensee shall bear all costs regarding marketing costs, operate and maintain management, servicing, customer support via telephone or internet homepage and manage payments received in regards to the servicing of Game.

4.	Web page construction and additional web construction work shall be done by the Licensee.
5.
The Licensee agrees to create, operate and manage a team at their offices, solely for the purpose of the success of Game, and such a team shall be created after this Agreement is signed between the Licensee and the Licensor.

6.	The Licensee shall bear all costs regarding hardware and software for the service of Game.

Clause 22 (Licensor’s Rights and Responsibilities)
1.
The Licensor shall provide technical support for the Licensee during the duration of the contract agreement with regards to the servicing of Game. Technical support shall be conducted but not limited in using electronic mail (e-mail), Fax and provide engineers to licensee.

2.
Any additional supply of game titles to the Licensee by the Licensor after the successful installation of Game in the agreement territory, individual contracts shall be made where the game title is to be provided after such negotiated compensation.

3.	The Licensor has no responsibility to any mistakes made by the Licensee and the Licensor shall not be responsible in any way.
4.
The Licensor is responsible for all outcomes created by any problems of the provided game title, Pang Terrible. However, the Licensor is not responsible for any losses caused by any natural disasters in the agreement territory and the Licensor does not have responsibility over outcomes of any criminal related activity made by users using Pang Pang Terrible service in the Agreement Territory.

5.
Localization work shall be done by the Licensor where all translation of applicable documents including but not limited to in-game texts and image files are responsible by the Licensee. The Localization process shall be done in one language format, which is English.

- Section 8 Intellectual Property & Rights Reserved -

Clause 23 (Possession of Intellectual Property)
1.
All intellectual properties related to Pang Pang Terrible are owned by the Licensor, where applicable copyright laws of the agreement territory as well as copyright laws of Korea (ROK) protects these rights of the Licensor.

2.
The Licensee granted by the Licensor to advertise and promote Pang Pang Terrible using the characters, graphics, and/or logos which the Licensor has the possession for; however, adjustments of such characters, graphics, and/or logos cannot be made without written consent by the Licensor and such materials cannot be assigned, transferred, nor supplied to another third party.

3.
All License Ownership on any derivations of Game which may be included in the 2nd Copyright Proprietorship created during the localization procedure from the game title provided by the Licensor to the Licensee shall be held by the Licensor.

4.	The Licensor and the Licensee shall both have ownership over the User DB of Pang Pang Terrible.
5.
The Licensee is obligated to notify the Licensor immediately, if there is any dispute between the Licensee and a third party regarding the Intellectual Rights and Ownership of Pang Pang Terrible which the Licensor agrees to provide to the Licensee in the Agreement herein. And if such arguments of ownership of rights occur, the Licensee and the Licensor shall help each other in every way to resolve such matters together.

6.
The Licensor shall be responsible for any damages incurred to the Licensee when the Game Title which the Licensor provides to the Licensee conflicts with another third party’s Intellectual Rights & Ownership, as long as the Licensee notifies the Licensor as soon as the Licensee learns of such facts. However, if the Licensee reacts to such arguments of another third party and takes its own actions, any damages created through those actions taken shall not be a burden for the Licensor and the Licensor shall not be responsible of the outcomes.

7.
If the Licensee faces any dispute in the Agreement Territory by another third party intruding with the Intellectual Rights and Ownership of Game which the Licensor agrees to provide to the Licensee, then the Licensee shall confront the third party in co-operation with the Licensor and provide active support and effort of counter measures and the Licensor may to propose to the Licensee to neutralize such legal lawsuit.

8.	The Licensee shall be responsible of any issues or losses created by any leakage of information and/or materials of Game which the Licensor has provided to the Licensee.

Clause 25 (Guarantee)
1.	The Pang Pang Terrible provided by the Licensor for the Licensee guarantees that such game title is the exact same title which is serviced with Korea (ROK).
2.	During the term of the agreement, the Licensor shall be responsible for all defective materials with regards to Game and/or the software.
3.	The Licensor shall not be responsible of any damage outcomes through the misuse by the Licensee.

- Section 9 Obligation of Secrecy & Limit of Responsibilities -

Clause 25 (Obligation of Secrecy)
1.
The Licensor and the Licensee shall not use any of the direct information or collateral information obtained through this Agreement regarding the other pursuant company except for the purpose of this contract Agreement. Confidential information can only be disclosed when the pursuant party, the Licensor and the Licensee, provides a written agreement of consent or a written notice regarding such actions.

2.	The above clause 26.1 of this Agreement shall survive the termination of this contract Agreement.

- Section 10 Extension & Termination of the Agreement -

Clause 26 (Extension of the Agreement / End & Termination of Agreement)
1.
Both companies have the option to notify the pursuant party THIRTY (30) days prior to the conclusion of this Agreement in order to conclude this contract Agreement. If the notification of conclusion is not given to a pursuant party, then the Agreement Period is automatically extended for ONE (1) additional year.

2.
If the Licensee or the Licensor has made a direct violation to any of the details of this contract Agreement, and the pursuant party clearly stated such violations to be corrected where such notification shall be given as a written notice; however, if the violating party does not correct the violating acts as requested within NINETY (90) days of the initial written notification of the correction of violation, this contract Agreement shall be terminated immediately.

3.
If the Licensee fails to compensate the Licensor with the payments of Installation Fee and/or the Running Royalty payments, there will be an annual interest of 18% levied on the payment amount with regards to each extended day from the past payment date. If the late payment exceeds a period of SIXTY (60) days, the contract agreement shall be automatically terminated and the Licensee shall be responsible for such agreement termination and be responsible for the damage compensation plan stated in clause 36 of this agreement.

4.	If any of the following occurs to the pursuant party of this contract agreement, the agreement shall be terminated without any notice.

A.	Disorganization, Bankruptcy, or unable to make payments.
B.
The Licensee or the Licensor made a direct violation to any of the details of this contract Agreement, and the pursuant party clearly stated such violations to be corrected; however, if the violating party does not correct the violating acts as requested within THREE (3) months of the initial notification of the correction of violation, this contract Agreement may be terminated.

C.	Reasons of legal bankruptcy or unable to make payments have been due for over NINTY (90) days and such reasons have not been dismissedôthis contract agreement may be terminated.
D.
If in any case, the pursuant party has broken any of the International Business laws, defy the public morals, or defy social morals and customs, and it has been concluded that the pursuant party have caused unbearable damages to the other pursuant party, this contract Agreement may be terminated.

Clause 27 (Force Majeure)
1.
Both parties shall be excused from each other’s responsibilities of performance hereunder to the extent that performance is prevented, delayed, or obstructed by causes beyond its reasonable control. Such incidents include but not limited to Acts of God (fire, storm, floods, earthquakes, etc.), civil disturbances, disruption of telecommunications, and power loss or other essential services (Force Majeure) which prevents the effected party to operate, manage, and conduct their duly businesses as stated herein this Agreement.

2.
Regarding clause 28.1 of this Agreement, if the signed agreement cannot be practiced as a whole or partially, this Agreement shall not hold, as a whole or partially, in the sections in the Agreement where it cannot be put into practice.

Clause 28 (Effects of Termination of the Agreement)
1. In any case, after the end of the agreement duration, the Licensee may not use any copyright materials and/or logos of the Licensor.
2. If the contract Agreement has been terminated due to the breach of agreement terms by the Licensee, the Licensee may not use any of the technical information provided to the Licensee in relation to Game and the following also holds true.

A.	Grant of license shall halt
B.	Use of copyrights, displays and logos shall halt
C.	Use of technical information shall halt and copies & originals shall be returned
D.	All erected financial obligations (Technical Fees and etc) are due immediately
E.	Use of Secondary Copyright Proprietorship shall halt
F.	Use of domain, name, and titles in USA shall halt

- Section 11 Solving Disputes -

Clause 29 (Arbitration)
All disputes, controversies or differences which may arise between the parties out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration in Korea in accordance with the Commercial Arbitration Rules of the Korean Commercial Arbitration Board and under the laws of Republic of Korea. The award rendered by the arbitrator(s) shall be final and binding upon both parties concerned.

Clause 30 (Governing Laws)
The construction, validity, performance and effect of this Agreement shall be governed by the laws of the Republic of Korea.

Clause 31 (Justice Jurisdiction)
All claims related to the agreement herein, the participating parties may not be cancel such claims in any case.

1.	If the agreement is stated to be under applicable laws of Republic of Korea, all lawsuits shall be presented to the court of Republic of Korea.
2.
Pursuant parties waiver the following rights to make any complaint regarding the court location on the lawsuit claimed by either pursuant parties, the assertion of the court proceeding are held at a non-suitable location, moreover, waiver of any claims that questions the justice jurisdiction and the validity of such a court

- Section 12 Other Related Categories -

Clause 32 (Entire Agreement)
This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter contained herein. All prior negotiations, representations, agreements and understandings, oral or otherwise, are merged into this Agreement. The parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized representatives of both parties hereto.

Clause 33 (Modification)
If either party desires to modify this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is duly signed by authorized representatives of both parties hereto.

Clause 34 (Succession of Agreement)
1.	Without the written consent of the Licensor, the Licensee may not wholly or partially succeed any part of this Agreement.
2.	The contract agreement herein holds and binds both pursuant parties where it effects the successor and assignee of the through the succession of the agreement.
3.
When the Licensee or the Licensor enter a phase where decisions need to be made regarding the issues of merging of companies, sales transference, or partial assignment of sales, and the Licensee or the Licensor is seen to have some problems, trouble, or difficulty regarding the operation management of Game, then both pursuant parties, the Licensee or the Licensor, shall notify the other pursuant party by a written statement.

4.
If section 35.3 becomes in practice, then the company receiving the succession and/or receiving the assignment of this Agreement shall possess all right and responsibilities of the Licensee and the Licensor which are stated in the contract Agreement herein.

Clause 35 (Free Users)
The Licensee may provide free services of Game for the intent of advertisement and to provide a catalyst for growth of users, however, this free service period may not exceed SIX (6) months. If the Licensee needs to extend such free servicing period of Game, it shall be done only when the Licensor expresses an agreement for such terms.

Clause 36 (Damage Compensation)
1.
If the Licensee decides to stop the servicing of Game after the services have commenced and/or decides to terminate the agreement herein without any special reasons for its actions, the Licensor may demand a settlement for the loss of business to the Licensee.

2.
The Licensor or the Licensee on the incident of breaking any part of this contract Agreement and/or by breaking the sincerity and trustfulness of the other pursuant of this Agreement resulting in losses and/or damages to the pursuant company, shall be punished accordingly based on the terms of the such related International laws that abide

3.
If the Licensee is held responsible for the following sections, 7.3, 20.7, 23.8, 36.1, then the Licensor shall conduct a calculation related to the capacity of such damages made by the Licensee and the Licensee must compensate the Licensor with a reasonable compensation fee where such amount shall be notified by the Licensor to the Licensee after the damage calculations have been finalized. Both parties shall negotiate the exact compensation amount within THIRTY (30) days of the initial notice by the Licensor regarding the compensation amount. After such damage compensation amount has been finalized, the Licensee shall deliver the full compensation payment within THIRTY (30) days where all payments must be done in Cash. If the Licensee fails to comply, then the Licensee shall be held responsible according to the international civil and penal law codes where applicable and shall be liable to pay the Licensor the total applicable compensation with an annual interest fee of 18% levied on the payment amount with regards to each extended day from the notification date by the Licensor to the Licensee.

4.
If there are fatal Errors in Game and Licensor is unable to fix these problems, Licensee may stop payments of Royalty to Licensor. In this case, Licensee may demand compensation from Licensor for any losses of income due to the fatal error of Game and/or additional losses incurred due to such an event. However, the compensation which Licensee demands from Licensor cannot exceed the amount of the Royalty paid to Licensor by Licensee for the servicing of Game during the Agreement period.

Clause 37 (Law Compliance)
Both pursuant parties, the Licensor and the Licensee, hereto acknowledge complying with the laws that govern the Republic of Korea and business arbitration rules and regulations which the Korean Business Affairs Arbitration board recognizes.

Clause 38 (Severability)
In the event one or more of the provisions of this Agreement are found to be invalid, illegal or unenforceable by a court with jurisdiction or by a panel of arbitrators, the remaining provisions shall continue in full force and effect.

Clause 39 (Notice)
Both pursuant parties shall appoint the lead contact personnel on each side when signing the Agreement.

1.	If any of the incidents stated in clause 40 of this Agreement occurs, then the knowledgeable party shall notify the other party of such events in written statements.

A.	There is a change in information regarding the account holder’s name or in the account numbers itself
B.	Main offices, Branch Offices, are newly being built, moved, or has been closed down due to strenuous reasons
C.	There is a change regarding the main representative of the company
D.	There is dramatic change in the business outlook, or there is a growing chance of something likewise will happen which threats the pursuant company

2.
Notification and other means of notices shall be done through one of the following methods of electronic mail (e-mail) or applicable addresses or numbers, and shall become effective with regards to the conditions stated below.

A.	If delivery is made directly in written documents or by delivered by person, effective on the date of delivery.
B.
If sent by Fax, effective on the date of delivery, depending on the validity of the readable fax material received. (Confirmation of fax material send shall be verified by the transmitting party, where such transmit records generated by Fax machines does not represent confirmation in any such case)

C.	Postage mails, air mails, or registered mails shall be effective on the date of delivery of such mails or the date of such mail delivery attempted.
D.	If sent by electronic mail (e-mail), effective on the date of email receipt.

3.
If the delivery date (or attempted delivery date) or receivable date is not a working day for the receiving party, or such delivery attempt is notified after the daily operation time period, such delivery shall be seen to have been received on the next business day where that will represent the effective date of such delivery.

Clause 40 (No Waiver)
The waiver by either party of a breach or a default of any provision of this agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder operate as a waiver of any right power or privilege by such party.

Clause 41 (Survival)
1.	The following agreement shall be effect on the date set forth herein.
2.	If the agreement is not terminated due to any of the presented reasons for termination, the responsibilities of the pursuant parties of the agreement shall survive the end of this Agreement.
3.	Even if the contract Agreement is terminated, the payment agreement and the damage compensation agreement shall survive the end of this Agreement.

* In order to provide legal proof of this contract Agreement, there shall be two copies of this Agreement signed by both company representatives, where each copy shall be kept individually by both participating companies, the Licensee and the Licensor.

2007.02.23

JOYTOTO Co., Ltd.
3FL. sungwoo Bldg, 717-3 SooSeo-dong, Kangnam-Gu, Seoul, Korea 135-220
Signature: ___________________________
Company Representative: Cho, Seong-Sam
Country: REPUBLIC OF KOREA

JOYTOTO AMERICA, INC.
3000 Scott Blvd. Suite #201 Santa Clara CA 95054
Signature: ___________________________
Company Representative: James Lee
Country: United Sates of America